EX-31 Rule 13a-14(d)/15d-14(d) Certifications.

I, Helaine M. Kaplan, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the COMM 2012-CCRE3 Mortgage Trust (the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer prior to June 21, 2021, KeyBank National Association, as Special Servicer on and after June 21, 2021, U.S. Bank National Association, as Trustee, Situs Holdings, LLC, as Operating Advisor, CoreLogic Solutions, LLC, as Servicing Function Participant, Wells Fargo Bank, National Association, as Primary Servicer for the Crossgates Mall Mortgage Loan, Trimont Real Estate Advisors, LLC, as Special Servicer for the Crossgates Mall Mortgage Loan, U.S. Bank National Association, as Trustee for the Crossgates Mall Mortgage Loan, Wells Fargo Bank, National Association, as Custodian for the Crossgates Mall Mortgage Loan, Park Bridge Lender Services LLC, as Operating Advisor for the Crossgates Mall Mortgage Loan, CoreLogic Solutions, LLC, as Servicing Function Participant for the Crossgates Mall Mortgage Loan, Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian for the Crossgates Mall Mortgage Loan on and after November 1, 2021, Wells Fargo Bank, National Association, as Primary Servicer for The Prince Building Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for The Prince Building Mortgage Loan, U.S. Bank National Association, as Trustee for The Prince Building Mortgage Loan, Wells Fargo Bank, National Association, as Custodian for The Prince Building Mortgage Loan, Park Bridge Lender Services LLC, as Operating Advisor for The Prince Building Mortgage Loan, CoreLogic Solutions, LLC, as Servicing Function Participant for The Prince Building Mortgage Loan, and Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian for The Prince Building Mortgage Loan on and after November 1, 2021.

Dated: March 17, 2022

/s/ Helaine M. Kaplan

President

(senior officer in charge of securitization of the depositor)